Exhibit 10.1
STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of February ___, 2007, among Channel Refining Corporation, a Texas corporation (the “Company”), those persons listed on Annex I attached hereto (individually, each a “Seller” and collectively the “Sellers”), and GreenHunter Energy, Inc. (“Buyer”).
     WHEREAS, Sellers collectively own all of the issued and outstanding shares of Common Stock, no par value of the Company (the “Shares”); and
     WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Shares, including each Seller’s community property interest, if any, in the Shares; and
     WHEREAS, the Company desires to join in the execution of this Agreement for the purpose of evidencing its consent to the consummation of the foregoing transaction and for the purpose of making certain representations and warranties to and covenants and agreements with Buyer;
     NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Sellers, and Buyer hereby agree as follows:
     Section 1. Agreement to Sell and to Purchase Shares. At the Closing, and on the terms and subject to the conditions set forth in this Agreement, Sellers shall sell and deliver to Buyer, and Buyer shall purchase and accept from Sellers, the Shares.
     Section 2. Purchase Price and Payment. In consideration of the sale of the Shares to Buyer, Buyer shall pay to Sellers at the Closing the aggregate purchase price of $11,300,000 (the "Purchase Price”) with a withholding amount as required in accordance with U.S. tax laws. The Purchase Price shall be paid to Sellers as follows:
     (a) Buyer shall deposit in an escrow account with Compass Bank (“Escrow Agent”)]on the date of this Agreement the amount of One Hundred Thousand Dollars ($100,000) cash (the “Good Faith Deposit”), subject to return to Buyer in accordance with the provisions of Section 10 hereof. The Good Faith Deposit will be applied to the cash portion of the Purchase Price set forth in Section 2(b). The Interest thereon is to inure to Buyer.
     (b) Buyer shall pay to Sellers on the Closing Date the amount of Seven Million Fifty Thousand Dollars ($7,050,000) cash less the Good Faith Deposit allocated among Sellers as set forth under the column “Allocation of Cash Payment” on Annex I. The Good Faith Deposit less any adjustment made pursuant to Section 10 will be released to Sellers and allocated among Sellers as set forth under the column “Allocation of Good Faith Deposit” on Annex I after the time period for such adjustment has expired.
     (c) Buyer shall deliver to each Seller on the Closing Date that number of newly-issued shares of Common Stock of Buyer (the “Restricted Shares”) that are subject only to the restrictions on resale imposed under the Securities Act of 1933, as amended (the “Securities Act”) equal to the dollar value set forth under the column “Restricted Shares” on Annex I divided by the Restricted Share Price. The Restricted Share Price (“Restricted Share Price”) shall be $5.00. Buyer will offer “piggyback” registration rights pursuant to the Registration Rights Agreement attached hereto as Exhibit A for the Restricted Shares for the one year period commencing on the one year anniversary of the Closing Date and ending on the two year anniversary of the Closing Date.
     (d) Buyer shall deliver to Robert E. Lorton and C.R. Rittenberry (“Rittenberry”) (the two Sellers to receive Company Notes) at the Closing subordinated notes of the Company, together with the Guaranties of such Company Notes executed and delivered by Buyer in the form attached hereto as Exhibits D-1 and D-2 (“Guaranty”) in the form attached hereto as Exhibit B, dated as of the Closing Date, payable to the order of Sellers in the aggregate principal amount of Two Million Dollars ($2,000,000) allocated among Sellers as set forth under the column “Subordinated Notes” on Annex I (the “Company Notes”). The Company Notes shall have such terms and conditions as to payment terms, interest, acceleration and subordination as mutually agreed upon by the Buyer and the Sellers.
     Section 3. Closing. The closing of the transactions contemplated hereby (the "Closing”) shall take place at the offices of Thompson & Knight LLP, 1700 Pacific Avenue, Suite 3300, Dallas, Texas, at 10:00 am Central time (i) on the later to occur of April 15, 2007 or 15 days following the satisfaction or waiver of all applicable conditions set forth in Section 8 and Section 9 or (ii) at such other time or place or on such other date as the parties hereto shall agree. The date on which the Closing is required to take place is herein referred to as the “Closing Date.”
     Section 4. Representations and Warranties Regarding the Company. As of the Closing, Sellers and the Company jointly and severally represent and warrant to Buyer the following (provided, however, that the corresponding Schedules referenced in this Section 4 shall be delivered to Buyer no later than 15 days prior to the Closing):
     (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and has all requisite corporate power and corporate authority to own, lease, and operate its properties and to carry on its business as now being conducted. No actions or proceedings to dissolve the Company are pending or, to the best knowledge of Sellers or the Company, threatened.
     (b) The authorized capital stock consists of 1,000,000 shares of Common Stock, no par value, of which the outstanding shares will be determined prior to Closing. All outstanding shares of capital stock of the Company have been validly existing and are fully paid and nonassessable, and no shares of capital stock of the Company are subject to, nor have been issued in violation of, preemptive or similar rights. The Shares constitute all the outstanding shares of capital stock of the Company. The Sellers are the only shareholders of record of any equity stock of the Company.
     (c) The Company has full corporate power and corporate authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.
     (d) The Company has or will have duly filed all federal, state, local and foreign tax returns required to be filed by or with respect to it with the Internal Revenue Service or other applicable taxing authority, and all such returns are true and correct. The Company has paid all taxes pursuant to such returns or pursuant to any assessments received by it. No tax returns of the Company are currently being audited by any local, state or federal authority, and neither the Company or Sellers has been notified by any such authority of a forthcoming audit.
     (e) Set forth on Schedule 4(a) is a true, complete and correct list of all real property owned by the Company (the “Real Estate”). The Company is the owner, in fee, of such properties, and no liens, covenants, easements, rights-of-way, regulations of record or other encumbrances impair in any material respect the value or uses of these properties. The Company has provided to Buyer true and complete copies of the most recent survey, appraisal and title insurance policy relating to these real properties.
     (f) Environmental Matters.
          “Environmental Law” means any law, common law, ordinance, regulation or policy of any U.S. federal, state, local or any governmental, regulatory or administrative authority, agency, or commission or any court, tribunal, or judicial or arbitral body or entity in effect in the jurisdiction where the Company operates (“Governmental Authority”), as well as any order, decree, permit, judgment or injunction issued, promulgated, approved, or entered thereunder, relating to the environment, health and safety, Hazardous Material (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, the environmental conditions on, under or about any real property owned, leased or operated at any time by the Company, including, without limitation, soil, groundwater and indoor and ambient air conditions or the reporting or remediation of environmental contamination. Environmental Laws include, without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, CERCLA, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act (“OSHA”), as amended, the Hazardous Materials Transportation Act, as amended, and any other federal, state and local Law in effect in the jurisdiction where the Company operates whose purpose is to conserve or protect human health, the environment, wildlife or natural resources.
          “Hazardous Material” means (a) any “hazardous substance,” as defined by CERCLA (as defined below); (b) any “hazardous waste” or “solid waste,” in either case as defined by the Resource Conservation and Recovery Act, as amended; (c) any solid, hazardous, dangerous, radioactive or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) any asbestos containing materials in any form or condition; (e) any polychlorinated biphenyls in any form or condition; (f) petroleum, petroleum hydrocarbons, or any fraction or byproducts thereof; or (g) any air pollutant which is so designated by the U.S. EPA as authorized by the Clean Air Act.

          “Person” means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority, or other entity.
          1. Except as set forth on Schedule 4(f), to the knowledge of the Sellers, the Company has conducted its businesses and operated its assets, and is conducting its businesses and operating its assets, and the condition of all facilities and properties (including off site storage or disposal of any Hazardous Materials from such facilities or properties) currently or formerly owned, leased, operated or in which an interest is held by them (or was held by the Company) are, in material compliance with all Environmental Laws.
          2. Except as set forth on Schedule 4(f), the Company has not been notified by any Governmental Authority or other Person that any of the operations or assets of the Company is the subject of any investigation or inquiry by any Governmental Authority or other Person regarding the violation of or liability under any Environmental Law or evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material.
          3. Except as set forth on Schedule 4(f), The Company has not filed, and to the knowledge of the Sellers no other Person has filed, nor has the Company received any notice under any federal, state or local law indicating that (i) the Company is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon any property of the Company.
          4. Except as set forth on Schedule 4(f), to the knowledge of the Sellers, the Company does not have any material contingent liability in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned, leased, operated or in which an interest is or was held by the Company, or (ii) the storage or disposal of any Hazardous Material.
          5. Except as set forth on Schedule 4(f), the Company has not received any claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property (including off site storage or disposal of any Hazardous Material from such facilities or property) currently owned, leased or operated by the Company or formerly owned, leased or operated by the Company.
          6. To the knowledge of the Sellers, no property now or previously owned, leased, operated or in which an interest is or was held by the Company is listed on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder (“CERCLA”) or on the Comprehensive Environmental Response, Compensation and Liability Information System List (“CERCLIS”) or on any other federal or state list as sites requiring investigation or cleanup.

          7. To the knowledge of the Sellers, the Company is not and has not transported, or arranged for the transportation of, any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against the Company for remedial work, damage to property, natural resources or personal injury, including claims under CERCLA.
          8. Except as set forth on Schedule 4(f), to the knowledge of the Sellers, there are no physical or environmental conditions existing on any property owned or leased by the Company resulting from the Company’s or operations or activities, past or present, at any location that give rise to any on site or off site remedial obligations under any applicable Environmental Laws.
          9. Except as set forth on Schedule 4(f), to the knowledge of the Sellers, there are no sites, locations or operations at which Company is currently undertaking, or have completed, any remedial or response actions relating to any disposal or release of Hazardous Materials, as required by Environmental Laws.
          10. The Company has no underground storage tanks or solid waste disposal facilities and has never owned any such tanks or facilities.
          11. Except as set forth on Schedule 4(f), the Company has not contractually assumed any liabilities under any Environmental Law.
          12. Neither this Agreement nor the consummation of the transaction contemplated hereby will result in any obligations for site investigation or cleanup, or for notification to, or consent of, Governmental Authorities or third parties, pursuant to any “transaction triggered” or “responsible party transfer” Environmental Law.
     (g) Set forth on Schedule 4(g) is a list, as of January 31, 2007, of all of the furniture, equipment, machinery, computer hardware, and other tangible personal property owned, leased, or used by the Company (“Personal Property”). Except as set forth on Schedule 4(g), with respect to such items or tangible personal property held by the Company under lease, no consent by the lessor of such leases is required to consummate the transactions contemplated hereby.
     (h) Reserved.
     (i) There is no litigation pending or, to the best knowledge of Sellers and the Company, threatened against or involving the Company in connection with the business and affairs of the Company or any properties or rights of the Company.
     (j) The Company has no liabilities or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known to the Company, and whether due or to become due), except liabilities or obligations which have arisen in the ordinary course of business of the Company or that are otherwise set forth in the financial statements of the Company or the footnotes thereto.

     (k) The Company has no (i) multiemployer pension benefit plans, (ii) collective bargaining agreements or other contracts with unions or (iii) bonus, pension, profit sharing, retirement and other forms of deferred compensation or equity plans.
     (l) Set forth on Schedule 4(l) is a list of all Permits (as defined below) owned or held by the Company. Except as set forth on Schedule 4(l), such Permits constitute all Permits necessary to conduct the business (“Business”) currently conducted as of the date hereof. Except as set forth on Schedule 4(l), such Permits are in good standing, the Company has not received any notice that any such Permit is not in good standing, and the Company has been in compliance with all of the requirements and limitations included in or applicable to such Permits as of the date hereof. The Company has timely filed applications for the renewal of such Permits as may be necessary. Other than the transfer of the Shares, there are no facts, circumstances or conditions that could reasonably be expected to lead to the suspension, cancellation, or revocation of any existing Permit or the denial of applications for the renewal of any such Permits on terms less favorable than what are currently in effect. There are no pending challenges to any Permits. "Permits” means all permits, consents, authorizations, approvals, registrations, licenses, certificates or variances granted by or obtained from any U.S. federal, state or local governmental, administrative or regulatory authority, including but not limited to those relating to environmental matters.
     (m) No representation or warranty made by Sellers in this Agreement, and no statement of Sellers contained in any Schedules or certificate furnished or to be furnished by Sellers pursuant hereto, knowingly contains or will knowingly contain, at the time of delivery, any untrue statement of a material fact or omits or will omit, at the time of delivery, to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading. Sellers shall be deemed to have disclosed to Buyer matters of common knowledge regarding the Company’s industry in general and publicly available information regarding the marketplace in which the Company conducts its business.
     (n) The Company has no subsidiaries.
     (o) Set forth on Schedule 4(o) is a true and complete copy of the settlement agreement and all amendments thereto with DiVinci Chemical, L.P. (“DiVinci”) covering a portion of the Real Estate. Except for the lease with DiVinci, there is no lease of any of the real property owned by the Company to any third party.
     (p) Set forth on Schedule 4(p) in a true and complete copy of the use agreement with Parker Brothers regarding the use of the access road to the Real Estate.
     (q) Set forth on Schedule 4(r) are true and complete copies of all federal income tax returns and Texas state franchise tax returns for the Company for the past five (5) fiscal years. The Company has properly reported all income and will have paid all taxes due for such years prior to the Closing Date.
     (r) Set forth on Schedule 4(s) are true and complete copies of all contracts which have involved or will involve payments of $5,000 more in calendar year 2007 entered into by the Company concerning its operations on the Real Estate.

     (s) The Company and the Sellers make no representations or warranties as to the condition of the Real Estate and Personal Property (the “Assets”), as such Assets are being conveyed “as is, where is and with all faults”. There are no express or implied warranties regarding the Assets. Notwithstanding the foregoing, Buyer shall have the right of inspection and determination as to whether the Assets have material defects as a condition to Closing as provided in Section 9(k) other than material defects which can reasonably be cured by the Company within 30 days after written notice thereof is provided to Company by Buyer. Further, Seller represents that Seller has received no written notice (i) that the Assets and their uses fail to conform to all Applicable Laws and all restrictive covenants applicable thereto, (ii) that a pending or threatened governmental or private proceeding would impair, curtail or adversely impact full unencumbered, insurable and free access or utility service to and from the Real Property and public highways, streets or roads or (iii) that any part of the Real Property is subject to a condemnation proceeding.
     (t) To the knowledge of the Sellers, the Company has complied with all Applicable Law in the operation of the Business. “Applicable Law” shall mean any statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Authority to which a specified person or property is subject.
     (u) Attached hereto as Schedule 4(v) are true and complete copies of the Rail Documents (as defined in item (i) of the Special Warranty Deed dated October 29, 1996 from Parker Brothers & Co., Inc., as grantor, to Channel Refining Corporation, as grantee) including but not limited to (1) that certain Application to the Commissioners’ Court of Harris County Texas made by Parker on July 22, 1941 and approved on July 23, 1941; (2) that certain Industrial Tract Agreement dated April 7, 1942, by and among Harris County Houston Ship Channel Navigation District, Port Terminal Railroad Association and Parker; and (3) that certain Agreement dated September 1, 1951, by and among Harris County Houston Ship Channel Navigation District, Port Terminal Railroad Association, Parker and Tenn-Tex.
     Section 5. Representations and Warranties Regarding the Sellers. Each of the Sellers hereby severally warrants as to itself only to Buyer as follows:
     (a) Such Seller has full legal right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller and constitutes a legally binding obligation of such Seller enforceable against each Seller in accordance with its terms.
     (b) The execution, delivery and performance by such Seller and the consummation by such Seller of the transactions contemplated hereby will not (i) conflict with or result in a violation of any provision of, or constitute a default under, or give rise to any right of termination, cancellation, or acceleration under or require any consent, approval, authorization, or waiver of, or notice to, any party to any agreement, document or instrument to which such Seller is a party or is otherwise obligated or by which any of its assets are burdened, (ii) conflict with the provisions of the Company’s corporate charter or bylaws, or (iii) result in the creation or imposition of any lien, claim or encumbrance upon such Seller’s Shares.

     (c) Such Seller is the record and beneficial owner of such Seller’s Shares, and upon consummation of the transactions contemplated hereby Buyer will acquire title to such Seller’s Shares, free and clear of all liens, claims and encumbrances.
     (d) Such Seller is acquiring the Restricted Shares and the Company Notes for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except (X) in an offering covered by a registration statement filed with the Securities and Exchange Commission under the Securities Act, covering the Restricted Shares or the Company Notes, as the case may be, or (Y) pursuant to an applicable exemption under the Securities Act. Such Seller is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act (“Accredited Investor”).
     Section 6. Representations and Warranties of Buyer. Buyer represents and warrants to Sellers and the Company that:
     (a) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to own, lease, and operate its properties and to carry on its business as now being conducted. No actions or proceedings to dissolve Buyer are pending or, to the best knowledge of Buyer, threatened.
     (b) As of the date hereof, the authorized capital stock of Buyer consists of (i) 90,000,000 shares of Common Stock, of which as of the date hereof, 15,000,000 are issued and outstanding (the "Buyer Issued Stock”) and (ii) 10,000,000 shares of preferred stock, of which as of the date hereof, no shares are issued and outstanding. All outstanding shares of capital stock of Buyer have been validly existing and are fully paid and nonassessable, and no shares of capital stock of Buyer are subject to, nor have been issued in violation of, preemptive or similar rights. The Buyer Issued Stock constitutes all the outstanding shares of capital stock of the Buyer.
     (c) Buyer has full corporate power and corporate authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.
     (d) The Buyer has duly filed all federal, state, local and foreign tax returns required to be filed by or with respect to it with the Internal Revenue Service or other applicable taxing authority, and all such returns are true and correct. The Buyer has paid all taxes pursuant to such returns or pursuant to any assessments received by it. No tax returns of the Buyer are currently being audited by any local, state or federal authority, and the Buyer has not been notified by any such authority of a forthcoming audit.
     (e) Environmental Matters.
          1. Buyer has conducted its businesses and operated its assets, and is conducting its businesses and operating its assets, and the condition of all facilities and properties (including off site storage or disposal of any Hazardous Materials from such facilities or properties) currently or formerly owned, leased, operated or in which an interest is held by them (or was held by the Company) are, in material compliance with all Environmental Laws.
     (f) There is no litigation pending or, to the best knowledge of Buyer, threatened against or involving Buyer in connection with the business and affairs of Buyer or any properties or rights of Buyer.
     (g) Buyer has no liabilities or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known to Buyer, and whether due or to become due), except liabilities or obligations which have arisen in the ordinary course of business of Buyer or that are otherwise set forth in the financial statements of Buyer or the footnotes thereto.
     (h) No representation or warranty made by Buyer in this Agreement, and no statement of Buyer contained in any certificate furnished or to be furnished by Buyer pursuant hereto, knowingly contains or will knowingly contain, at the time of delivery, any untrue statement of a material fact or omits or will omit, at the time of delivery, to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading. Buyer shall be deemed to have disclosed to Sellers matters of common knowledge regarding Buyer’s industry in general and publicly available information regarding the marketplace in which Buyer conducts its business.
     (i) Reserved.
     (j) The execution, delivery and performance by Buyer of this Agreement and the consummation by it of the transactions contemplated hereby will not (i) conflict with or result in a violation of any provision of, or constitute a default under, or give rise to any right of termination, cancellation, or acceleration under or require any consent, approval, authorization, or waiver of, or notice to, any party to any agreement, document or instrument to which Buyer is a party or is otherwise obligated or by which any of its assets are burdened, (ii) conflict with the provisions of the Buyer’s corporate charter or bylaws, (iii) result in the violation of any preemptive rights or cause the issuance of or the right to acquire any additional shares of Common Stock or Convertible Securities as the result of any anti-dilution rights or otherwise, or (iv) result in the creation or imposition of any lien, claim or encumbrance upon the properties of Buyer.
     (k) The Company Notes to be issued by Buyer at the Closing, when issued and delivered by Buyer in accordance with the provisions of this Agreement, will constitute valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
     (l) The Restricted Shares have been duly authorized and validly issued and are fully paid and non-assessable.

     (m) Buyer is an Accredited Investor and Buyer is acquiring the Shares for its account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except (i) in an offering covered by a registration statement filed with the Securities and Exchange Commission under the Securities Act, covering the Shares or (ii) pursuant to an applicable exemption under the Securities Act.
     Section 7. Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expenses whether or not the Closing shall have occurred. The Company will pay the fees and expenses of counsel for the Sellers whether or not the Closing shall have occurred. Notwithstanding the foregoing, Buyer shall pay for fees and expenses related to the audited financial statements to be prepared pursuant to Section 9(n).
     Section 8. Conditions to Obligations of the Company and Sellers. The obligations of the Company and Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:
     (a) All the material representations and material warranties of Buyer contained in this Agreement shall be materially true and correct on and as of the Closing Date as if made on and as of such date.
     (b) Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
     (c) No legal proceeding filed by a Governmental Authority shall, on the Closing Date, be pending seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.
     (d) Buyer has deposited the Good Faith Deposit with the escrow agent pursuant to Section 2 hereof and delivered the remainder of the Purchase Price to Sellers.
     (e) Buyer shall have executed and delivered the Registration Rights Agreement substantially in the form attached hereto as Exhibit A.
     (f) Buyer shall have delivered audited financial statements (e.g., balance sheet, income statement and statement of cash flows) of the Buyer for the fiscal year ended December 31, 2006 to Sellers.
     (g) Buyer shall have executed and delivered the Guaranty(s) to Sellers.
     (h) After the date of this Agreement, Sellers or their representatives shall not have become aware of any material adverse facts relating to the business, assets, results of operations, condition (financial or otherwise) of the Buyer other than material defects which can be reasonably cured by Buyer within 30 days after written notice thereof is provided to the Buyer by Rittenberry.

     Section 9. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:
     (a) All the material representations and material warranties of Sellers and the Company contained in this Agreement shall be materially true and correct on and as of the Closing Date as if made on and as of such date.
     (b) Buyer shall have received, at Buyer’s sole cost and expense and in form and substance acceptable to Buyer, (i) an owner’s policy of title insurance from a title company that is reasonably acceptable to Buyer covering the Real Estate, insuring that Buyer has a good and indefeasible title to the Real Estate, subject only to the Permitted Encumbrances and (ii) a survey of the Real Estate acceptable to Buyer showing no encroachments, protrusions, easements or other matters not acceptable to Buyer, in Buyer’s reasonable discretion. “Permitted Encumbrances” shall mean taxes on the Real Estate for 2007 and subsequent years, easements for utilities serving the Real Estate and other encumbrances acceptable to Buyer. There shall not exist, as of the Closing Date, any material changes in the title and survey matters disclosed in the title commitment and survey obtained by Buyer in connection with its due diligence inspections of the Real Estate.
     (c) No legal proceeding filed by a Governmental Authority shall, on the Closing Date, be pending seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.
     (d) Subject to the provisions of Section 13(h) of this Agreement, Buyer shall have received (i) the stock certificate or certificates representing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, (ii) the minute books, corporate records, stock records, and corporate seal of the Company, (iii) the Company’s books and records, including without limitation bank account records, accounting records, computer records, and all contracts for third parties, provided that Sellers shall be entitled to retain copies of any such books and records that are necessary for its tax, accounting or legal purposes, and (iv) the written resignation of Sellers as officers and members of the Board of Directors of the Company, such resignations to become effective concurrently with Closing.
     (e) Buyer shall have received Phase I and Phase II environmental and engineering reports from [Entact] satisfactory to Buyer in Buyer’s sole discretion.
     (f) After the date of this Agreement, Buyer or its representatives shall not have become aware of any material adverse facts relating to the business, assets, results of operations, condition (financial or otherwise), of the Company other than material defects which can reasonably be cured by the Company within 30 days after written notice thereof is provided to the Company by Buyer.
     (g) Buyer shall have received a Certificate of Non-Foreign Status executed by each of Robert E. Lorton and C.R. Rittenberry.

     (h) Buyer shall have received Pledge Agreements, substantially in the form attached hereto as Exhibit C from, and executed by, each Seller.
     (i) Buyer shall have approved the terms of the purchase agreement with DiVinci concerning tankage.
     (j) Buyer shall have approved the terms of the use agreement with Parker Brothers.
     (k) Buyer shall have performed a physical inspection of the Real Estate and Personal Property and Buyer shall have determined that such property has no material defects other than material defects which can reasonably be cured by the Company within 30 days after written notice thereof is provided to the Company by Buyer.
     (l) Buyer shall have determined that railroad spur track service is available to the Real Estate.
     (m) Buyer shall have approved the terms of all contracts of a material nature concerning the Company’s operations on the Real Estate.
     (n) Buyer shall have received audited financial statements (e.g., balance sheet, income statement and statement of cash flows) of the Company for the fiscal year ended October 31, 2006 from a third party accounting firm selected by Buyer.
     Section 10. Working Capital Adjustment.
     (a) On or before thirty (30) days after the Closing Date, the Company shall provide Sellers with a statement showing its calculation of Working Capital (the “Working Capital Statement”), together with its supporting documentation. The Company and Sellers shall have an additional fifteen (15) day period (the “Review Period”) following the delivery of the Working Capital Statement to agree upon the amount of Working Capital in accordance with the provisions of Section 10(c) below. If Working Capital as agreed pursuant to this Section 10 is less than zero, then Sellers shall be obligated to pay Buyer an amount not to exceed the Purchase Price in cash equal to that amount that would bring the Working Capital to zero. The payment required to be made pursuant to this Section 10 shall first be satisfied by the receipt by Buyer of the Good Faith Deposit. If the Good Faith Deposit is insufficient to satisfy the payment required by this Section 10, such additional amount shall be paid by the Sellers, (i) by delivery of the Restricted Shares (valued at the Restricted Share Price), then (ii) the Company Notes (valued at face value plus accrued interest) and then (iii) if a deficiency still remains by delivery of cash, promptly upon the agreement as to the amount of Working Capital in immediately available funds in accordance with the instructions provided by Buyer. “Working Capital” means an amount equal to the Company’s current assets minus current liabilities (each expressed as a positive number) as of the Closing Date as determined in accordance with GAAP, except that for purposes of this calculation, current assets shall exclude prepaid insurance unamortized at the acquisition date and current liabilities shall exclude the remainder of the premium liability due related to the current year prepaid insurance at the acquisition date and current liabilities shall also exclude the twelve months of lease/purchase obligations for tanks due to DiVinci of $21,000 ($1,750 per month for twelve months) at the acquisition date.

     (b) Sellers hereby appoint Rittenberry as their representative and expressly authorize him to review and determine the amount of Working Capital on their behalf. Each of the other Sellers hereby indemnifies and holds Rittenberry harmless from any action or omission he may take or fail to take with respect to such review and determination except for his gross negligence or willful misconduct.
     (c) If Rittenberry has not given Buyer written notice of his disagreement with the Working Capital Statement by the end of the Review Period, then the statement of Working Capital Statement will be final and binding on all parties. If Rittenberry gives notice of disagreement with the Working Capital Statement before the end of the Review Period, then the parties hereto agree to attempt to resolve, in good faith, any discrepancies during the ten (10) day period following receipt by Buyer of the notice of disagreement. If the parties hereto are unable to resolve the objection, then the issues in dispute will be submitted to a mutually acceptable national or regional firm of certified public accountants (the “Accountants”) for resolution. If issues in dispute are submitted to the Accountants for resolution, then each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants. The determination by the Accountants, as set forth in a notice delivered to Company, Buyer and the Sellers simultaneously by the Accountants, will be binding and conclusive on the parties and final. If the Accountant’s reconciliation of the Working Capital results a determination that the Working Capital is equal to or in excess of $0, then Buyer will bear all of the Accountant’s fees and expenses, and if the Accountant’s reconciliation of the Working Capital results in a Working Capital amount of less than $0, then the Sellers will bear all of the Accountant’s fees and expenses based upon their Pro Rata Share as defined in Section 12(c).
     Section 11. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:
     (a) By mutual written consent of each Seller, the Company and Buyer; or
     (b) By Sellers and the Company, if, on April ___, 2007, any of the conditions set forth in Section 8 shall not have been satisfied and shall not have been waived by Sellers and the Company; or
     (c) By Buyer, if, on April ___, 2007 any of the conditions set forth in Section 9 shall not have been satisfied and shall not have been waived by Buyer.
In the event of the termination of this Agreement pursuant to this Section 11 by Sellers and the Company, on the one hand, or Buyer, on the other, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Section and Section 12 shall survive the termination thereof. If Buyer terminates this Agreement under Section 9(f) or if the Company or Sellers terminate this Agreement as a result of the conditions set forth in Section 8(a), Section 8(b), 8(d), 8(e), 8(f), 8(g) or 8(h) having not been met or satisfied, the Good Faith Deposit shall be released to Sellers from the escrow account. If Buyer terminates this Agreement under any other provision of Section 9 hereof, the Good Faith Deposit shall be released to Buyer from the escrow account.

     Section 12. Survival of Representations; Indemnification.
     (a) The representations and warranties of the parties hereto contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto shall survive the Closing for a period of one year after the Closing Date and shall thereafter terminate and be of no further force or effect, except that (i) the representations and warranties of Sellers and the Company relating to taxes and tax returns in Section 4(d) and environmental liabilities in Section 4(f) shall survive the Closing for the period of the applicable statutes of limitation plus any extensions or waivers thereof, and (ii) any representation or warranty as to which a claim (including without limitation a contingent claim) shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties of the other party or parties set forth herein.
     (b) Subject to the limitations set forth below, Sellers jointly and severally agree to indemnify, defend and hold harmless Buyer and the heirs, legal representatives, successors and assigns of Buyer (collectively, the “Buyer Indemnified Parties” and individually, a “Buyer Indemnified Party”), from and against, and to reimburse the Buyer Indemnified Parties with respect to, any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and court costs) asserted against or incurred by any Buyer Indemnified Party by reason of or arising out of, or resulting from any breach by Sellers of any of the representations, warranties, covenants or agreements contained in Section 4 of this Agreement. Each of the Sellers’ liability under this Section 12(b) shall be limited to the Restricted Share Price of the Restricted Shares received by such Seller hereunder. In order to satisfy any liability under this Section 12(b), each Seller has the option to deliver Restricted Shares (having a deemed value equal to the Restricted Share Price), the Company Notes or cash or any combination thereof to the Buyer in satisfaction of such Seller’s obligations under Section 12(b) or (c), and upon any such cash payment, Buyer will release such Restricted Shares which have been pledged to it. The total amount paid by a Seller under this Section 12(b) when combined with amounts paid under Section 12(c) shall not exceed such Seller’s Pro Rata Share (as defined below). The Company Notes shall be deemed to have their face value plus accrued interest for purposes of satisfying any indemnity obligations of Sellers under Section 12(b) or (c) and each Seller shall have the option of cancelling all or any portion of such Company Notes to satisfy all or any portion of its indemnification obligations under Section 12(b) or (c). In order to secure Sellers’ obligations under this Section 12(b), Sellers shall pledge their respective Restricted Shares to the Company for one year pursuant to a Pledge Agreement substantially in the form attached hereto as Exhibit C.
     (c) Sellers severally (but only in proportion to their respective Pro Rata Share) and not jointly agree to indemnify, defend and hold harmless the Buyer Indemnified Parties from and against, and to reimburse the Buyer Indemnified Parties with respect to, any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and court costs) asserted against or incurred by any Buyer Indemnified Party by reason of or arising out of, or resulting from any breach by such Seller of any of the covenants or agreements of such Seller contained in this Agreement or any representations or warranties of such Seller contained in Section 5(a), (b) and (c) of this Agreement. “Pro Rata Share” means with respect to any Seller a fraction, set forth as a percentage, the numerator of which is the total consideration received by a Seller pursuant to this Agreement for all of such Seller’s Shares as set forth on Annex I, and the denominator of which is the total consideration received by all Sellers pursuant to this Agreement as set forth on Annex I. Each of the Sellers’ liability under this Section 12(c) shall be limited to its respective portion of the Purchase Price received by such Seller and any amounts paid under Section 12(b) shall reduce the Pro Rata Share available for recovery from such Seller under this Section 12(c).
     (d) Buyer agrees to indemnify, defend and hold harmless Sellers and the heirs, legal representatives, successors and assigns of Sellers (collectively, the “Seller Indemnified Parties” and individually, a “Seller Indemnified Party”), from and against, and to reimburse the Seller Indemnified Parties with respect to, any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and court costs) asserted against or incurred by any Seller Indemnified Party by reason or arising out of, or resulting from (i) any breach by Buyer of any other representations, warranties, covenants or agreements contained in this Agreement, (ii) any tax liabilities (including, but not limited to, income, property, sales, occupation, franchise and transfer tax liabilities) attributable to the operations or activities of Buyer occurring on or after the Closing Date, (iii) the ownership of the Shares from and after the Closing Date and (iv) any acts or omissions of Buyer or any events or occurrences involving the Shares or the ownership or operation of the Company after the Closing Date.
     Section 13. Miscellaneous.
     (a) If the Closing under this Agreement occurs, the indemnification provided by Section 12 shall be the sole remedy available to any party under this Agreement or arising out of this transaction whether in contract, tort or otherwise, provided, however, that if a party from whom indemnification is being sought has committed fraud, the indemnification provided by Section 12 shall be in addition to any other rights and remedies available for such fraud whether under this Agreement or otherwise. This section shall not limit the obligations of the Sellers to indemnify Rittenberry as provided in Section 10(c).
     (b) All notices and other communications required or permitted to be given hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) sent by prepaid overnight courier service, or (iv) sent by copy of facsimile transmission, to the parties at the addresses set forth on the signature page of this Agreement.
     (c) This Agreement, together with the Exhibits and Schedules to be attached hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. The parties hereby agree that the Schedules are subject to being mutually agreed upon and attached at Closing.
     (d) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

     (e) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPALS OF CONFLICTS OF LAWS THEREOF.
     (f) From time to time following the Closing, at the request of any party hereto and without further consideration, the other party or parties hereto shall execute and deliver such requesting parties such instruments and documents and take such other action as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.
     (g) Rittenberry shall cooperate with Buyer and provide assistance to Buyer as is reasonably necessary in connection with the preparation of unaudited financial statements of the Company for the quarterly period ended January 31, 2007 as otherwise reasonably requested by Buyer.
     (h) From time to time following the Closing, the Buyer will make reasonably available to the Sellers any records or documents transferred to Buyer in accordance with Section 9(d) of this Agreement for the filing of any tax returns and compliance with applicable tax laws, in defending any third-party litigation arising in respect of this Agreement or any other similar or related matter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above-written.

THE COMPANY:

CHANNEL REFINING CORPORATION

Address for Notices:	By:

13101 Preston Road, Suite 413	Name:

Dallas, Texas 75240	Title:

Facsimile:
Attention:	SELLERS:

Address for Notices:

[Address]	Robert E. Lorton
[Address]

Address for Notices:

[Address]	C. R. Rittenberry
[Address]

WINSTON OVERSEAS INVESTMENT

Address for Notices:	By:

[Address]	Name:

[Address]	Title:

BUYER:

GREENHUNTER ENERGY, INC.

Address for Notices:	By:

[Address]	Name:

[Address]	Title:

With a copy to:
Thompson & Knight LLP
1700 Pacific Avenue, Suite 3300
Dallas, Texas 75201
Facsimile: 214-969-1751
Attention: Ann Marie Cowdrey

SCHEDULES AND EXHIBITS:

Schedule 4(a)	-	Real Estate (**)
Schedule 4 (f)	-	Environmental Matters (**)
Schedule 4(g)	-	Personal Property (**)
Schedule 4(l)	-	Permits (**)
Schedule 4(o)	-	DiVinci Settlement Agreement (**)
Schedule 4(p)	-	DiVinci Settlement Agreement (**)
Schedule 4(q)	-	Parker Brothers Use Agreement (**)
Schedule 4(r)	-	Company Tax Returns (**)
Schedule 4(s)	-	Company Contracts (**)
Schedule 4(v)	-	Rail Documents (**)

Exhibit A	-	Registration Rights Agreement (**)
Exhibit B	-	Form of Company Notes (*)
Exhibit C	-	Pledge Agreement (**)
Exhibit D-1 and D-2	-	Buyer’s Guaranty (**)

(*)	Attached

(**)	To be attached prior to Closing

ANNEX I

		Allocation of
	Allocation of	Good Faith	Subordinated	Restricted	Total
Seller	Cash Payment	Deposit	Notes	Shares	Consideration
Robert E. Lorton	$5,920,353	$79,647	$1,500,000	$1,500,000	$9,000,000
C.R. Rittenberry	$635,399	$14,601	$500,000	$500,000	$1,650,000
Winston Overseas Investment	$394,248	$5,752	$0	$250,000	$650,000
Total					$11,300,000